Exhibit 10.11

DESCRIPTION OF ARRANGEMENT FOR DIRECTORS FEES

The following sets forth the amount of fees payable to non-employee directors of S1 Corporation effective as of June 5, 2010 for their services as directors.

EVENT	FEE

Annual Retainer (Board Chairman)	$100,000
Annual Retainer (excluding Board Chairman)	$35,000
Board Meeting Attended	$2,000
Annual Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$15,000
Corporate Governance and Nominating Committee	$15,000
Strategic Planning Committee	$15,000
Yodlee Board Representative	$15,000
Committee Meeting Attended	$2,000
Yodlee Board / Committee Meeting Attended	$2,000
Annual Stock Option Grant	10,000 shares (quarterly vesting)
Annual Restricted Stock Grant	6,000 shares (quarterly vesting)